SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                             Fort Howard Corporation
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                    347461105
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement |_|.

----------------------------------                  ----------------------------
CUSIP No. 347461105                     13G          Page  2 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     The Morgan Stanley Leveraged Equity Fund II, L.P.
                     06-6312775

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       15,110,144
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   15,110,144
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   15,110,144
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    20.3
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    PN

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  3 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Morgan Stanley Leveraged Equity Fund II, Inc.
                     06-1214256

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       15,110,144
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   15,110,144

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   15,110,144
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    20.3
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    CO

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  4 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Fort Howard Equity Investors, L.P.


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       540,784
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   540,784

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   540,784
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    Less than 1
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    PN

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  5 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Fort Howard Equity Investors II, L.P.


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       1,387,678
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   1,387,678
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,387,678
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.9
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    PN

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  6 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Morgan Stanley Equity Investors Inc.
                     13-3504812

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       1,928,462
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   1,928,462

--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,928,462
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    2.6
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    CO

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  7 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Morgan Stanley Group Inc.
                     13-2838811

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                   2,264,999
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       17,089,906
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                           2,264,999
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   17,089,906
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    19,354,905
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |X|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    26.0
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    CO

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  8 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     First Plaza Group Trust


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       5,477,586
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   5,477,586
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    5,477,586
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.4
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    EP

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  9 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     General Motors Investment Management Corporation


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |_|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                       5,477,586
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                   5,477,586
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    5,477,586
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    7.4
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    IA,  CO

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  10 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Long Term Investment Trust
                     (f/k/a AT&T Master Pension Trust*)
                     13-3187026

--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                   2,738,789
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                         355,800
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                          2,738,789
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                     355,800
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    3,094,589
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    4.2
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    EP

--------------------------------------------------------------------------------
           * The AT&T Master Pension Trust changed its name to the Long Term Investment Trust effective 10/1/96.

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  11 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Paul J. Schierl


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                    550,475
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                            100
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                            550,475
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                         100
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     550,575
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    Less than 1
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    IN

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  12 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Paul J. Schierl Trust


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Wisconsin

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                      0
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                        100
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                             0
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                    100
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     100
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    Less than 1
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    00

--------------------------------------------------------------------------------

----------------------------------                  ----------------------------
CUSIP No. 347461105                      13G          Page  13 of 23 Pages
----------------------------------                  ----------------------------

--------------------------------------------------------------------------------
            1   NAMES OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                     Dr. David A. Cofrin


--------------------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  |_|
                                                                        (b)  |X|

--------------------------------------------------------------------------------
            3   SEC USE ONLY


--------------------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------
                                            5   SOLE VOTING POWER
                                                   1,297,500
NUMBER OF                           --------------------------------------------
    SHARES                                  6   SHARED VOTING POWER
BENEFICIALLY                                          0
    OWNED BY                        --------------------------------------------
    EACH                                    7   SOLE DISPOSITIVE POWER
REPORTING                                           1,297,500
    PERSON                          --------------------------------------------
    WITH                                    8   SHARED DISPOSITIVE POWER
                                                      0
--------------------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,297,500
--------------------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES                                                    |_|

--------------------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.7
--------------------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON
                    IN

--------------------------------------------------------------------------------

                                                             Page 14 of 23 Pages

Item 1(a).    Name of Issuer.

         Fort Howard Corporation (the "Company")

Item 1(b).    Address of Issuer's Principal Executive Offices.

         1919 South Broadway
         Green Bay, Wisconsin  54304

Item 2(a).    Name of Person Filing.

         This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).    Address of Principal Business Office or, if None, Residence.

         The business address of Morgan Stanley Group Inc. ("Morgan Stanley Group") is 1585 Broadway, New York, New York 10036.

         The business address of each of The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), Morgan Stanley Leveraged Equity Fund II, Inc., Fort Howard Equity Investors, L.P. ("FH Equity Investors"), Fort Howard Equity
Investors II, L.P. ("FH Equity Investors II") and Morgan Stanley Equity Investors Inc. is 1221 Avenue of the Americas, New York, New York 10020.

         The business address of First Plaza Group Trust is c/o Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

         The  business   address  of  General   Motors   Investment   Management
Corporation is 767 Fifth Avenue, New York, New York 10153.

         The business address of Long Term Investment Trust is c/o AT&T Investment Management Corporation, One Oak Way, Berkeley Heights, New Jersey 07922.

         The business address of Paul J. Schierl is 200 S. Washington Street, Suite 305 Green Bay, WI 54301.

         The business address of Paul J. Schierl Trust is 200 S. Washington Street, Suite 305 Green Bay, WI 54301.

         The business address of Dr. David A. Cofrin is 141 North West 46th Street, Gainesville, FL 32607.

                                                             Page 15 of 23 Pages

Item 2(c).    Citizenship.

         Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.


Item 2(d).    Title of Class of Securities.

         This statement relates to the Company's Common Stock, $.01 par value per share.


Item 2(e).    CUSIP Number.

              34746115


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  |_| Broker or Dealer registered under Section 15 of the Act,

         (b)  |_| Bank as defined in Section 3(a)(6) of the Act,

         (c)  |_| Insurance Company as defined in Section 3(a)(19) of the Act,

         (d)  |_| Investment   Company   registered  under  Section  8  of  the
                  Investment Company Act,

         (e) |_| Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940,

         (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

         (g)  |_| Parent   Holding   Company,   in   accordance   with  Section
                  240.13d-1(b)(1)(ii)(G) (Note: See Item 7),

         (h)  |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

              Not applicable.


Item 4.       Ownership.
         (a), (b) and (c)

         The Company, Morgan Stanley Group, MSLEF II, certain other investors and certain management investors (each, a "Holder") have entered into a stockholders agreement (the "Stockholders Agreement"), which contains certain restrictions with respect to the transferability of Common Stock by certain parties

                                                            Page 16 of 23 Pages

thereunder, certain registration rights granted by the Company with respect to such shares and certain arrangements with respect to the nomination of designees to the Board of Directors.

         Pursuant to the terms of the Stockholders Agreement, in the event that one or more Holders (other than the management investors) (each, a "Controlling Shareholder") sell a majority of the shares of Common Stock subject to the Stockholders Agreement to a third party, certain other Holders have the right to elect to sell on the same terms the same percentage of such other Holder's shares to the third party as the Controlling Shareholder is selling of its shares of Common Stock. In addition, if a Controlling Shareholder sells all of its shares of Common Stock to a third party, the Controlling Stockholder has the right to require that certain remaining Holders sell all of their shares to the third party on the same terms. Certain of the parties to the Stockholders Agreement and certain of their affiliates are filing this amended Statement on
Schedule 13G jointly.

         The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Common Stock as of December 31, 1996 of the persons filing this statement:

                                                  Beneficial         Percent of
                                                 Ownership (1)        Class (2)
                                                 -------------        ---------

The Morgan Stanley Leveraged                      15,110,144           20.3
     Equity Fund II, L.P. (3)

Morgan Stanley Leveraged                          15,110,144           20.3
     Equity Fund II, Inc. (3)

Fort Howard Equity                                   540,784             *
     Investors, L.P. (4)

Fort Howard Equity                                 1,387,678            1.9
     Investors II, L.P. (4)

Morgan Stanley Equity Investors Inc. (4)           1,928,462            2.6

Morgan Stanley Group Inc. (5)                     19,354,905           26.0

First Plaza Group Trust (6)                        5,477,586            7.4

Long Term Investment Trust (7)                     3,094,589            4.2

Paul J. Schierl (8)(9)                               550,575             *

                                                  Beneficial         Percent of
                                                 Ownership (1)        Class (2)
                                                 -------------        ---------
Paul J. Schierl Trust (9)(10)                            100             *

Dr. David A. Cofrin                                1,297,500            1.7





         (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

         (2) Based on 74,380,921 shares of Common Stock outstanding as of December 31, 1996.

         (3) The sole general partner of MSLEF II is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly owned subsidiary of Morgan Stanley Group. Morgan Stanley Leveraged Equity Fund II, Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of MSLEF II.

         (4) The sole general partner of FH Equity Investors and FH Equity Investors II is Morgan Stanley Equity Investors Inc., a wholly owned subsidiary of Morgan Stanley Group. Morgan Stanley Equity Investors Inc. may be deemed to have shared voting and dispositive power with respect to shares held by it of FH Equity Investors and FH Equity Investors II.

         (5) Morgan Stanley Group may be deemed to have shared voting and dispositive power with respect to any shares held by MSLEF II, FH Equity Investors and FH Equity Investors II. See footnotes 3 and 4 above. Also, Morgan Stanley Group owns directly 2,264,999 shares of Common Stock and owns through a subsidiary 51,300 shares of Common Stock.

         (6) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The 5,477,586 shares of Common Stock held by the Trustee may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMCo"), a wholly owned subsidiary of General Motors Corporation. GMIMCo is serving as First Plaza Group Trust's investment manager with respect to the 5,477,586 shares of Common Stock held by the Trustee and in that capacity has sole power to direct the Trustee as to voting and disposition of such shares. Because of the Trustee's limited role, beneficial ownership by the Trustee is disclaimed.

         (7) Includes 355,800 shares of Common Stock held for the Long Term Investment Trust (f/k/a AT&T Master Pension Trust), with respect to a portion of whose assets State Street Global Advisors, Franklin Portfolio Associates and Batterymarch Financial Management act as investment advisors. State Street Bank and Trust Company acts as Trustee of the Long Term Investment Trust. Leeway & Co. is the party to the Stockholders Agreement as nominee for the Long Term Investment Trust.

         (8) Includes 550,475 shares of Common Stock that are subject to acquisition within 60 days pursuant to the exercise of stock options.

                                                            Page 18 of 23 Pages

         (9) Paul J. Schierl acts as the trustee to the Paul J. Schierl Trust (the "Schierl Trust") and may be deemed to beneficially own the 100 Shares of Common Stock held by the Schierl Trust.

         (10)  * = less than 1%


Item 5.  Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|


Item 6.  Ownership of More than Five Percent on Behalf of
              Another Person.

              Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.


Item 8.  Identification and Classification of Members of the Group.

              See Exhibit 1.


Item 9.  Notice of Dissolution of Group.

              Not applicable.


Item 10.      Certification.

              Not applicable.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February  14, 1997


                                     MORGAN STANLEY GROUP INC.


                                     By:/s/ Peter R. Vogelsang
                                        ---------------------------------------
                                        Name:    Peter  R. Vogelsang
                                        Title:   Authorized Signatory



                                     THE MORGAN STANLEY LEVERAGED
                                       EQUITY FUND II  L.P.

                                     By:      Morgan Stanley Leveraged
                                              Equity Fund II, Inc., its
                                              general partner


                                     By: /s/ Peter R. Vogelsang
                                        ---------------------------------------
                                        Name:    Peter R. Vogelsang
                                        Title:   Secretary



                                     MORGAN STANLEY LEVERAGED
                                     EQUITY FUND II, INC.


                                     By:/s/ Peter R. Vogelsang
                                        ---------------------------------------
                                        Name:    Peter R. Vogelsang
                                        Title:   Secretary

                                      MORGAN STANLEY EQUITY
                                      INVESTORS INC.


                                      By: /s/ Peter R. Vogelsang
                                         ---------------------------------------
                                         Name:    Peter R. Vogelsang
                                         Title:   Secretary



                                      FORT HOWARD EQUITY INVESTORS, L.P.

                                      By: Morgan Stanley Equity  Investors Inc.,
                                          its general partner


                                      By: /s/ Peter R. Vogelsang
                                         ---------------------------------------
                                         Name:    Peter R. Vogelsang
                                         Title:   Secretary



                                      FORT HOWARD EQUITY INVESTORS II, L.P.

                                      By: Morgan Stanley Equity  Investors Inc.,
                                          its general partner


                                      By:   /s/ Peter R. Vogelsang
                                         ---------------------------------------
                                         Name:    Peter R. Vogelsang
                                         Title:   Secretary



                                      FIRST PLAZA GROUP TRUST

                                      By: Mellon  Bank,  N.A.,  its  trustee (as
                                          directed by General Motors  Investment
                                          Management  Corporation) solely in its
                                          capacity  as  Trustee  and  not in its
                                          individual capacity


                                      By:/s/ Allan M. Seaman
                                         ---------------------------------------
                                         Name:    Allan M. Seaman
                                         Title:   Associate Counsel

                                      GENERAL MOTORS INVESTMENT
                                      MANAGEMENT CORPORATION


                                      By:/s/ Margaret M. Eisen
                                         ---------------------------------------
                                         Name:    Margaret M. Eisen
                                         Title:   Managing Director, North
                                                    American Equities



                                      LONG TERM INVESTMENT TRUST

                                      By: AT&T Investment Management Corporation
                                          as named fiduciary of Trust


                                      By:/s/ Peter Rosoff
                                         ---------------------------------------
                                         Name:    Peter Rosoff
                                         Title:   Vice President



                                      /s/ Paul J. Schierl
                                      ------------------------------------------
                                      Paul J. Schierl



                                      PAUL J. SCHIERL TRUST


                                      By:/s/ Paul J. Schierl
                                         ---------------------------------------
                                         Name:    Paul J. Schierl
                                         Title:   Trustee



                                      /s/ David A. Cofrin
                                      ------------------------------------------
                                      Dr. David A. Cofrin


              Attention.   Intentional   misstatements   or  omissions  of  fact
constitute Federal criminal violations (See 18 U.S.C. 1001).

                                                                    Exhibit 1


1.       The Morgan Stanley Leveraged Equity Fund, L.P.
2.       Fort Howard Equity Investors, L.P.
3.       Fort Howard Equity Investors II, L.P.
4.       Morgan Stanley Group Inc.
5.       First Plaza Group Trust
6.       Long Term Investment Trust (f/k/a AT&T Master Pension Trust)
7.       Paul J. Schierl
8.       Paul J. Schierl Trust
9.       Dr. David A. Cofrin
10.      Bankers Trust New York Corporation

                                                                      Exhibit 2

                                                                 MORGAN STANLEY


                             SECRETARY'S CERTIFICATE



               I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley Group Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by a Consent in Lieu of a Meeting of the Executive Committee of the Board of Directors of the Corporation dated as of March 28, 1994 and that such resolutions are in full force and effect on the date hereof.

                   RESOLVED, that Peter R. Vogelsang is authorized and directed to sign on behalf of the Corporation any forms, reports, schedules or filings required to be filed by the Corporation with any government or regulatory agency in connection with the making, holding or disposing of any investments managed by the Merchant Banking Division of the Corporation, such authorization to cease automatically upon termination of his employment with Morgan Stanley & Co. Incorporated; and

                   RESOLVED FURTHER,  that any actions heretofore taken by Peter
         R. Vogelsang in connection with the responsibilities noted in the preceding resolution are confirmed, approved and ratified.

               IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 14th day of February, 1997.



                                                       /s/ Charlene R. Herzer
                                                       -------------------------
                                                           Charlene R. Herzer
                                                           Assistant Secretary

[SEAL]